Exhibit 8.1

July 17, 2026

The Bank of Nova Scotia

40 Temperance Street

Scotia Plaza

Toronto, Ontario, Canada M5H 0B4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of The Bank of Nova Scotia, a chartered Schedule I bank under the Bank Act (Canada) (“BNS”), including the prospectus forming a part thereof, relating to the proposed transaction among BNS, Cypress Merger Sub, Inc., a Texas corporation and newly formed, wholly owned merger subsidiary of BNS (“Merger Sub”), Maple Financial Holdings, Inc., a Texas corporation (the “Maple”), and Anthony B. Davis, solely in his capacity as the shareholder representative.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,